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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
THE ESTÉE LAUDER COMPANIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

The Estée Lauder Companies Inc. 767 Fifth Avenue New York, NY 10153
Leonard A. Lauder Chairman

September 29, 2006

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders. It will be held on Tuesday, October 31, 2006, at 10:00 a.m., local time, in the Grand Salon at Jumeirah Essex House in New York City.

        The enclosed notice and proxy statement contain details concerning the meeting. The Board of Directors recommends a vote "FOR" all the following items of business:

  1.
  Election of five directors to serve until the 2009 Annual Meeting of Stockholders; and

  2.
  Ratification of the Audit Committee's appointment of KPMG LLP as independent auditors for the 2007 fiscal year.

        Please sign and return your proxy card in the enclosed envelope, or vote by telephone or the internet by following the instructions on the enclosed proxy card, at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

        I look forward to seeing you at the Annual Meeting.

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

        Tuesday, October 31, 2006, at 10:00 a.m., local time

Place:

  Jumeirah Essex House
  Grand Salon
  160 Central Park South
  New York, New York 10019

Items of Business:

  1.
  To elect five directors to serve until the 2009 Annual Meeting of Stockholders; and

  2.
  To ratify the Audit Committee's appointment of KPMG LLP as independent auditors for the 2007 fiscal year.

        We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

By Order of the Board of Directors
SARA E. MOSS Executive Vice President, General Counsel and Secretary

New York, New York
September 29, 2006

        YOU ARE URGED TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY OR VOTE BY TELEPHONE OR THE INTERNET. IN THE EVENT YOU DECIDE TO ATTEND THE MEETING, YOU MAY, IF YOU DESIRE, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON REGARDLESS OF THE METHOD BY WHICH YOU VOTED.

i

Executive Compensation	21
Summary Compensation Table	21
Option Grants in Fiscal 2006	23
Aggregated Option Exercises in Fiscal 2006 and 2006 Fiscal Year-End Options	23
Long-Term Incentive Plans and Awards in Fiscal 2006	24
Pension Plans	24
Employment Agreements	25
Compensation Committee and Stock Plan Subcommittee Report	30
Performance Graph	32
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (ITEM 2)	33
Proxy Procedure and Expenses of Solicitation	34
Stockholder Proposals and Direct Nominations	34
Other Information	35

ii

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

September 29, 2006

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 31, 2006

Annual Meeting and Voting

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estée Lauder Companies Inc. (the "Company", "we" or "us"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders to be held in the Grand Salon at Jumeirah Essex House, 160 Central Park South, New York, New York, on Tuesday, October 31, 2006, at 10:00 a.m., local time, and at any adjournment or postponement of the meeting.

Admission to the Meeting

Admission to the meeting will require a ticket. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card, or so indicate when you vote by telephone or the internet, and an admission ticket will be mailed to you. If you are a stockholder whose shares are held through an intermediary such as a bank or broker, and you plan to attend, please request an admission ticket by writing to the Investor Relations Department at The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. Evidence of your ownership, which you can obtain from your bank, broker or other intermediary, must accompany your letter.

Who May Vote?

Only stockholders of record of shares of Class A Common Stock and Class B Common Stock at the close of business on September 15, 2006 are entitled to vote at the Annual Meeting or at any adjournment or postponement of the meeting. Each owner of record of Class A Common Stock on the record date is entitled to one vote for each share of Class A Common Stock so held. Each owner of record of Class B Common Stock on the record date is entitled to ten votes for each share of Class B Common Stock so held. On September 15, 2006, there were 124,112,049 shares of Class A Common Stock and 85,305,915 shares of Class B Common Stock issued and outstanding.

How do I vote?

Stockholders of record may vote by mail, telephone or the internet. If you are voting by mail, please complete, sign, date and return the enclosed proxy card in a timely manner to ensure that it is received prior to the meeting. If you are voting by telephone or the internet, please follow the instructions on the proxy card.

May I change my vote?

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Secretary of the Company at the mailing address set forth below, by submitting a later-dated proxy (either by mail, telephone or the internet) or by voting in person at the Annual Meeting. The mailing address of our principal executive offices is 767 Fifth Avenue, New York, New York 10153. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders, or being made available through the internet for those stockholders receiving their proxy materials electronically, is September 29, 2006.

What constitutes a quorum?

The holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, broker non-votes and votes withheld are included in the count to determine a quorum.

What if a quorum is not represented at the Annual Meeting?

In the event that a quorum does not exist, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

How many votes are required to approve a proposal?

Directors (Item 1) will be elected by a plurality of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock voting in person or by proxy at the Annual Meeting. Under our bylaws, ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending June 30, 2007 (Item 2) requires the affirmative vote of a majority of the votes cast "for" and "against" the proposal by holders of Class A Common Stock and Class B Common Stock. Accordingly, abstentions and broker non-votes, while not included in calculating vote totals for these proposals, will have the practical effect of reducing the number of "For" votes needed to approve them.

How will my shares be voted?

All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In the election of directors to serve until the Annual Meeting of Stockholders in 2009, stockholders may vote in favor of all nominees or withhold their votes as to any or all nominees. Regarding the ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending June 30, 2007 stockholders may vote in favor of the proposal, may vote against the proposal or may abstain from voting. Stockholders should specify their choices on the enclosed proxy card or pursuant to the instructions thereon for telephone or internet voting. If no specific choices are indicated, the shares represented by a properly submitted proxy will be voted:

1.
FOR the election of all nominees as director; and

2.
FOR the ratification of the appointment of KPMG LLP as independent auditors.

What if my shares are held by a broker?

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting, such as the election of directors (Item 1) and the ratification of the appointment of KPMG LLP (Item 2). "Broker non-votes" will be included in determining the presence of a quorum at the Annual Meeting.

Who will count the vote?

Representatives of Mellon Investor Services LLC will tabulate the votes and act as inspectors of election.

May I see a list of stockholders entitled to vote as of the Record Date?

A list of registered stockholders as of the close of business on September 15, 2006 will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours from October 17, 2006 through October 30, 2006, at the office of Spencer G. Smul, Vice President, Deputy General Counsel and Assistant Secretary of the Company, at 767 Fifth Avenue, New York, New York 10153.

ELECTION OF DIRECTORS
(Item 1)

Board of Directors

        Currently, the Board of Directors is comprised of thirteen directors. The directors are divided into three classes, each serving for a period of three years.

        The stockholders elect one-third of the members of the Board of Directors annually. The directors whose terms will expire at the 2006 Annual Meeting of Stockholders are Rose Marie Bravo, Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., and Barry S. Sternlicht, each of whom has been nominated to stand for re-election as a director at the 2006 Annual Meeting, to hold office until the 2009 Annual Meeting and until his or her successor is elected and qualifies. In the unanticipated event that one or more of these nominees is unable or declines to serve for any reason, the Board of Directors may reduce the number of directors or may designate a substitute nominee or nominees, in which event the persons named in the enclosed proxy will vote proxies for the election of such substitute nominee or nominees.

        Marshall Rose, a member of the initial group of outside directors that joined the Company's Board of Directors in January 1996, is retiring from the Board effective as of the Annual Meeting of Stockholders on October 31, 2006. The Board gratefully acknowledges his numerous contributions to the Board, the Company and the Company's stockholders.

The Board recommends a vote FOR each nominee as a director to hold office until the 2009 Annual Meeting. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

NOMINEES FOR ELECTION TO TERM EXPIRING 2009 (CLASS I)

Rose Marie Bravo, CBE Director since 2003 Age 55	Paul J. Fribourg Director since 2006 Age 52

Ms. Bravo is Vice Chairman of Burberry Group Plc. She was formerly Chief Executive from 1997 to July 2006. Prior to her appointment at Burberry, Ms. Bravo was President of Saks Fifth Avenue from 1992, with responsibility for merchandising, marketing and product development. From 1974 to 1992, Ms. Bravo held a number of positions at R.H. Macy & Co., culminating as Chairman and Chief Executive Officer of the U.S. retailer, I. Magnin from 1987 to 1992. Ms. Bravo is a member of the Board of Directors of Tiffany & Co. and Burberry Group Plc.
Ms. Bravo is a member of the Compensation Committee and Stock Plan Subcommittee.
Mr. Fribourg is the Chairman and Chief Executive Officer of ContiGroup Companies, Inc., which owns and operates cattle feeding and integrated pork and poultry businesses, since July 1997. Mr. Fribourg joined ContiGroup in 1976 and worked in various positions there with increasing responsibility in both the United States and Europe. Mr. Fribourg is a director of Loews Corporation, Power Corporation of Canada and Premium Standard Farms Inc. He also serves as a Board Member of, among others, the JPMorgan Chase National Advisory Board, Rabobank International North American Agribusiness Advisory Board, and The Public Theater. He is a member of the Board of Dean's Advisor's of Harvard Business School and has been a member of the Council on Foreign Relations since 1985.
Mr. Fribourg is a member of the Audit Committee.

Mellody Hobson Director since 2005 Age 37	Irvine O. Hockaday, Jr. Director since 2001 Age 69

Ms. Hobson has served as the President and a director of Ariel Capital Management, LLC/ Ariel Mutual Funds, a Chicago-based investment management firm, since 2000. She previously served as Senior Vice President and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as Vice President of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson is a director of Dreamworks Animation SKG, Inc. and Starbucks Corporation. Among her numerous civic activities, Ms. Hobson is a director of the Chicago Public Library as well as its foundation, and a member of the Boards of the Field Museum, the Chicago Public Education Fund and The Sundance Institute. Ms. Hobson is a trustee of Princeton University and a Team Member of the Council on Foreign Relations.
Ms. Hobson is a member of the Audit Committee.
Mr. Hockaday is the former President and Chief Executive Officer of Hallmark Cards, Inc. He retired in December 2001. Prior to joining Hallmark in 1983, he was President and Chief Executive Officer of Kansas City Southern Industries, Inc. Mr. Hockaday was a member of the Hallmark Board of Directors from 1978 until January 2002. He is a director of the Ford Motor Company (Senior Lead Director; Chairman of the Audit Committee since 1997), Dow Jones & Co., Inc. (member of the Audit Committee from 1990 until 1995), Sprint Nextel Corporation (Lead Independent Director since 2003; member of the Audit Committee from 1997 until 2000), Aquila, Inc. (Chairman of the Compensation Committee), and Crown Media Holdings. He is a trustee emeritus of the Aspen Institute.
Mr. Hockaday is Chair of the Audit Committee.
Barry S. Sternlicht Director since 2004 Age 45

Mr. Sternlicht is Chairman and Chief Executive Officer of Starwood Capital Group, a private real estate investment firm he formed in 1991. From October 2004 until May 2005, he was Executive Chairman of Starwood Hotels & Resorts Worldwide, Inc., a company which he formed in 1995 and of which he was Chairman and Chief Executive Officer from 1995 until October 2004. Mr. Sternlicht also is a trustee of Brown University and serves on the boards of numerous civic organizations and charities including the Committee to Encourage Corporate Philanthropy, Business Committee for the Arts, Inc., The Harvard Club, Thirteen/WNET, the Center for Christian-Jewish Understanding, Juvenile Diabetes Research Foundation International's "National Leadership Advocacy Program"', and Kids in Crisis. He also serves on the advisory boards of JPMorgan Chase and EuroHypo AG. He is a director of National Golf and a member of the Presidential Tourism and Travel Advisory Board, the Young Presidents Organization, the World Travel and Tourism Council and the Urban Land Institute.
Mr. Sternlicht is a member of the Audit Committee.

INCUMBENT DIRECTORS – TERM EXPIRING 2007 (CLASS II)

Aerin Lauder Director since 2004 Age 36	William P. Lauder Director since 1996 Age 46

Ms. Lauder became Senior Vice President, Global Creative Directions for the Estée Lauder brand in July 2004. From April 2001 through June 2004 she was Vice President of Global Advertising for the brand. From 1997 through April 2001, she was Executive Director, Creative Marketing, helping to define and enhance the Estée Lauder brand image. Prior to 1997, she was Director, Creative Product Development since 1995. Ms. Lauder joined the Company in 1992 as a member of the Prescriptives marketing team. She is a member of the Junior Associates of the Museum of Modern Art, The Metropolitan Museum of Art's Costume Institute Visiting Committee, the Board of Trustees of Thirteen/WNET and the Advisory Board of the New York Botanical Garden.
Mr. Lauder became President and Chief Executive Officer of the Company in July 2004. From January 2003 through June 2004, he was Chief Operating Officer. From July 2001 through 2002, he was Group President responsible for the worldwide business of Clinique and Origins and the Company's retail store and on-line operations. From 1998 to 2001, he was President of Clinique Laboratories, LLC. Prior to 1998, he was President of Origins Natural Resources Inc., and he had been the senior officer of that division since its inception in 1990. Prior thereto, he served in various positions since joining the Company in 1986. He is a member of the Boards of Trustees of The University of Pennsylvania and The Trinity School in New York City and the Boards of Directors of the Fresh Air Fund, the 92nd Street Y, the Partnership for New York City, True Temper Corporation, Freedom Acquisition Holdings, Inc. and the Advisory Board of Zelnick Media.
Lynn Forester de Rothschild Director since 2000 Age 52	Richard D. Parsons Director since 1999 Age 58

Lady de Rothschild is Founder and Chief Executive of E L Rothschild LLC, a private company, since June 2002. From 1990 to 2002, Lady de Rothschild was President and Chief Executive Officer of FirstMark Holdings, Inc., which owned and managed various telecommunications companies. She was Executive Vice President for Development at Metromedia Telecommunications, Inc. from 1984 to 1989. She began her career in 1980 as an associate at the law firm of Simpson, Thacher and Bartlett LLP, where she practiced corporate law. Lady de Rothschild is a director of The Economist Newspaper Limited (member of the Audit Committee). She is also a trustee of the American Fund for the Tate Gallery, the Outward Bound Trust (UK), The Old Vic Theatre Trust and the Alfred Herrhausen Society for International Dialogue (Deutsche Bank). Lady de Rothschild is a member of the Council on Foreign Relations and the Foreign Policy Association, and she served as a member of the National Information Infrastructure Advisory Committee and as the Secretary of Energy Advisory Board under President Clinton.
Lady de Rothschild is Chair of the Nominating and Board Affairs Committee and is a member of the Compensation Committee and the Stock Plan Subcommittee.
Mr. Parsons is Chairman (since May 2003) and Chief Executive Officer (since May 2002) of Time Warner Inc. From January 2001 until May 2002, he was Co-Chief Operating Officer of AOL Time Warner. From 1995 until the merger with America On-Line Inc., he was President of Time Warner Inc. From 1990 through 1994, he was Chairman and Chief Executive Officer of Dime Bancorp, Inc. Mr. Parsons is a director of Time Warner Inc. and Citigroup, Inc. Among his numerous community activities, he is Chairman of the Apollo Theatre Foundation, and serves on the Boards of The American Museum of Natural History and The Museum of Modern Art. He is also a trustee of Howard University.
Mr. Parsons is Chair of the Compensation Committee and is a member of the Nominating and Board Affairs Committee.

INCUMBENT DIRECTORS – TERMS EXPIRING 2008 (CLASS III)

Charlene Barshefsky Director since 2001 Age 56	Leonard A. Lauder Director since 1958 Age 73

Ambassador Barshefsky is Senior International Partner at the law firm of Wilmer Cutler Pickering Hale and Dorr LLP in Washington, D.C. Prior to joining the law firm, she was the United States Trade Representative from March 1997 to January 2001, and Deputy United States Trade Representative and Acting United States Trade Representative from June 1993 to March 1997. From February 2001 until July 2001, Ambassador Barshefsky was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in Washington, D.C. Ambassador Barshefsky is also a director of American Express Company, Starwood Hotels & Resorts Worldwide, Inc. and Intel Corporation. She is also a director of the Council on Foreign Relations.
Ambassador Barshefsky is a member of the Nominating and Board Affairs Committee.
Mr. Lauder has been Chairman of the Board of Directors of the Company since 1995. He served as Chief Executive Officer of the Company from 1982 through 1999 and as President from 1972 until 1995. Mr. Lauder formally joined the Company in 1958 after serving as an officer in the United States Navy. Since joining the Company, he has held various positions, including executive officer positions other than those described above. He is Chairman of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania and a Trustee of The Aspen Institute. He served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.
Mr. Lauder is a member of the Nominating and Board Affairs Committee.
Ronald S. Lauder Director since 1988 and From 1968 to 1986 Age 62

Mr. Lauder has served as Chairman of Clinique Laboratories, LLC since returning from government service in 1987 and was Chairman of Estee Lauder International, Inc. from 1987 through 2002. Mr. Lauder joined the Company in 1964 and has served in various capacities. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs. From 1986 to 1987, he was U.S. Ambassador to Austria. He is non-executive Chairman of the Board of Directors of Central European Media Enterprises Ltd. He is also Chairman Emeritus of the Board of Trustees of the Museum of Modern Art.

Ownership of Shares

        The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of September 15, 2006 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock, (ii) each of the Company's directors or nominees, (iii) each of the current or former executive officers whose names appear in the summary compensation table, and (iv) all directors and executive officers as a group. Except as set forth in the notes to the table, the business address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. As described in the notes to the table, certain named individuals share voting and/or investment power with respect to certain shares of common stock. Consequently, such shares are shown as beneficially owned by more than one person.

	Class A Common Stock (1)				Class B Common Stock		Voting Power ‡
Directors, Executive Officers and 5% Stockholders	Number	Stock Units (2)	Shares Underlying Exercisable Options (#)	% †	Number	%	%
Leonard A. Lauder (3)(4)	8,588,471	—	3,125,000	9.2	42,745,760	50.1	44.6
Ronald S. Lauder (3)(5)	364,755	—	750,000	0.9	13,176,435	15.4	13.5
William P. Lauder (3)(6)	1,985,122	9,664	783,333	2.2	6,421,254	7.5	6.8
Gary M. Lauder (3)(7)	913,822	—	—	0.7	3,852,086	4.5	4.0
Aerin Lauder (8)	—	—	19,666	*	750,000	0.9	0.8
Joel S. Ehrenkranz, as trustee (3)(9)	736,882	—	—	0.6	3,829,216	4.5	4.0
Richard D. Parsons, individually and as trustee (3)(10)	502,221	1,361	38,725	0.4	17,021,020	20.0	17.5
Ira T. Wender, as trustee (3)(11)	—	—	—	—	40,220	*	*
Charlene Barshefsky (12)	2,000	1,454	31,717	*	—	—	*
Rose Marie Bravo (13)	2,000	604	19,243	*	—	—	*
Paul J. Fribourg (14)	2,000	1,047	—	*	—	—	*
Mellody Hobson (15)	3,000	4,458	5,000	*	—	—	*
Irvine O. Hockaday, Jr. (16)	3,000	19,735	27,325	*	—	—	*
Marshall Rose (17)	20,449	17,995	26,673	*	—	—	*
Lynn Forester de Rothschild (18)	2,000	15,899	32,052	*	—	—	*
Barry S. Sternlicht (19)	45,000	5,379	11,692	*	—	—	*
Daniel J. Brestle (20)	5,367	6,443	699,999	0.6	—	—	*
Patrick Bousquet-Chavanne (21)	1,322	3,221	466,999	0.4	—	—	*
Philip Shearer (22)	—	3,221	299,999	0.2	—	—	*
Montag & Caldwell Inc. (23)	10,825,997	—	—	8.7	—	—	1.1
Massachusetts Financial Services Company (24)	9,087,197	—	—	7.3	—	—	0.9
AMVESCAP PLC (25)	6,880,651	—	—	5.5	—	—	0.7
All directors and executive officers as a group (25 persons) (26)	11,035,258	104,973	7,639,084	14.3	80,074,249	93.9	83.1

†
Percentage of Class A Common Stock includes shares owned and shares underlying stock units and exercisable options, regardless of whether such options were in-the-money on September 15, 2006.

‡
Voting power represents combined voting power of Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share) owned beneficially by such person or persons on September 15, 2006. Excludes stock options and stock units.

*
Less than 0.1%.

(1)
Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined below). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right.

(2)
The stock units beneficially owned by Ms. Hobson, Mr. Fribourg and Mr. Sternlicht and certain of those beneficially owned by Mr. Hockaday, Lady de Rothschild and Mr. Rose are to be paid out in cash and represent a deferral of retainers and meeting fees. The remaining stock units beneficially owned by Mr. Hockaday, Lady de Rothschild and Mr. Rose and the stock units owned by Ambassador Barshefsky, Ms. Bravo and Mr. Parsons represent the stock portion of their annual retainers plus dividend equivalents. Such units will be settled in shares of Class A Common Stock. Amounts are rounded to the nearest whole unit. See note (10) and notes (12) through (19). Restricted stock units shown for Mr. W. Lauder, Mr. Brestle, Mr. Bousquet-Chavanne, Mr. Shearer and restricted stock units in respect of 14,492 shares of Class A Common Stock for the other executive officers are subject to withholding of shares for payment of taxes and are expected to vest and be paid out on October 31, 2006.

(3)
Leonard A. Lauder, Ronald S. Lauder, William P. Lauder, Gary M. Lauder, each individually and as trustees of various trusts, Ira T. Wender, as trustee, Joel S. Ehrenkranz, as trustee, and Richard D. Parsons, as trustee, are parties to a Stockholders' Agreement, pursuant to which each has agreed to vote his or the trust's shares for the election of Leonard A. Lauder, Ronald S. Lauder and their respective designees as directors of the Company. See notes (4) and (5) for certain exceptions. For purposes of the table, shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(4)
Includes shares owned beneficially or deemed to be owned beneficially by Leonard A. Lauder as follows: 5,369,169 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 2,829,302 shares of Class A Common Stock and 42,705,540 shares of Class B Common Stock as the majority stockholder of the sole general partner of a limited partnership and with respect to which he has sole voting and investment power; 40,220 shares of Class B Common Stock as co-trustee of The Estée Lauder 2002 Trust with respect to which he shares voting power with Ronald S. Lauder, as co-trustee, and investment power with Ronald S. Lauder and Ira T. Wender, as co-trustees; and 390,000 shares of Class A Common Stock owned by Evelyn H. Lauder. Shares owned by Evelyn H. Lauder are not subject to the Stockholders' Agreement. Leonard A. Lauder disclaims beneficial ownership of the shares of Class A Common Stock owned by Evelyn H. Lauder. Exercisable options include options with respect to 125,000 shares granted to Evelyn H. Lauder.

(5)
Includes shares owned beneficially or deemed to be owned beneficially by Ronald S. Lauder as follows: 57,553 shares of Class A Common Stock and 13,133,033 shares of Class B Common Stock directly and with respect to which he has sole voting and shares investment power as described below; 3,182 shares of Class A Common Stock and 3,182 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power; 40,220 shares of Class B Common Stock as co-trustee of The Estée Lauder 2002 Trust with respect to which he shares voting power with Leonard A. Lauder, as co-trustee, and with respect to which he shares investment power with Leonard A. Lauder and Ira T. Wender, as co-trustees; 36,457 shares of Class A Common Stock as a Director of the Ronald S. Lauder Foundation with respect to which he shares voting and investment power; 150,306 shares of Class A Common Stock as a Director of the Neue Galerie New York

  and with respect to which he shares voting and investment power; and 117,257shares of Class A Common Stock as a Director of The Jewish Renaissance Foundation with respect to which he shares voting and investment power. Shares owned by Neue Galerie New York and The Jewish Renaissance Foundation are not subject to the Stockholders' Agreement. Ronald S. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by trusts for the benefit of one or more of his children, the Ronald S. Lauder Foundation, Neue Galerie New York and The Jewish Renaissance Foundation. Ronald S. Lauder borrowed shares of Class A Common Stock from certain Family Controlled Trusts (as defined below), which he sold in the Company's initial public offering. As of September 15, 2006, Ronald S. Lauder was obligated to repay the outstanding loans, which in the aggregate were in respect of 500,000 shares of Class A Common Stock as of such date, by delivering to the lending Family Controlled Trusts shares equal in number to the borrowed shares. This obligation is secured by pledges of 500,000 shares of Class B Common Stock owned by Ronald S. Lauder as to which he has sole voting power and shares investment power with the respective pledgees. 12,633,033 shares of Class B Common Stock are pledged by Mr. Lauder to secure loans under a loan facility with a group of banks as to which he has sole voting power and shares investment power with the collateral agent pledgee.

(6)
Includes shares owned beneficially or deemed to be owned beneficially by William P. Lauder as follows: 1,248,240 shares of Class A Common Stock and 2,592,038 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power; 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which he shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Joel Ehrenkranz, as co-trustees; and 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others with respect to which he shares voting power with Gary M. Lauder and Joel S. Ehrenkranz, as co-trustees. Mr. W. Lauder disclaims beneficial ownership of shares held by the two trusts to the extent he does not have a pecuniary interest in such shares. William P. Lauder also has options with respect to 416,667 shares of Class A Common Stock granted to him pursuant to the Company's share incentive plans that are not yet exercisable. Also excludes (a) performance share unit awards with a target payout of 28,993 shares and restricted stock units in respect of 19,329 shares that were granted to Mr. W. Lauder by the Stock Plan Subcommittee on September 25, 2005 and (b) stock options in respect of 150,000 shares, performance share unit awards with a target payout of 27,471 shares and restricted stock units in respect of 27,471 shares that were granted to Mr. W. Lauder by the Stock Plan Subcommittee on September 20, 2006. See also note (2). Restricted stock units in respect of 9,664 shares are expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2006.

(7)
Includes shares owned beneficially or deemed to be owned beneficially by Gary M. Lauder as follows: 8,252 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 163,454 shares of Class A Common Stock as sole trustee of the Gary M. Lauder 2000 Revocable Trust as to which he has sole voting and investment power; 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which he shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Joel S. Ehrenkranz, as co- trustees; 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a trust established by Leonard A. Lauder for the benefit of William P. Lauder and others with respect to which he shares voting power with William P. Lauder and Joel S. Ehrenkranz, as co-trustees; and 5,234 shares of Class A Common Stock and 22,870 shares of Class B Common Stock as custodian for his nieces. Mr. G. Lauder disclaims beneficial ownership of the shares held by him as custodian and of the shares held by the two trusts to the extent he does not have a pecuniary interest in such shares. Gary M. Lauder's business address is ICTV Inc., 14600 Winchester Boulevard, Los Gatos, California 95030.

(8)
Excludes stock options with respect to 3,334 shares of Class A Common Stock granted to Ms. Lauder under the Company's Fiscal 2002 Share Incentive Plan that are not yet exercisable. Richard D. Parsons is Trustee of certain trusts for the benefit of Ms. Lauder and her family that hold shares of Class A Common Stock and Class B Common Stock. See Note 10.

(9)
Includes shares owned beneficially or deemed to be owned beneficially by Joel S. Ehrenkranz as follows: 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a grantor retained annuity trust established by William P. Lauder and with respect to which he shares investment power with William P. Lauder and Gary M. Lauder, as co-trustee; and 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a grantor retained annuity trust established by Gary M. Lauder with respect to which he shares investment power with Gary M. Lauder and William P. Lauder, as co-trustees. Mr. Ehrenkranz disclaims beneficial ownership of all such shares. Mr. Joel S. Ehrenkranz's business address is 375 Park Avenue, New York, New York 10152.

(10)
Includes shares owned beneficially or deemed to be owned beneficially by Richard D. Parsons as follows: 2,221 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and 500,000 shares of Class A Common Stock and 17,021,020 shares of Class B Common Stock as trustee of trusts for the benefit of Aerin Lauder and Jane Lauder and with respect to which Mr. Parsons has sole voting and investment power. Mr. Parsons disclaims beneficial ownership of all such shares, other than those owned by him directly. 500,000 shares of Class A Common Stock owned by trusts for the benefit of Aerin Lauder and Jane Lauder represent shares owed to the trusts by Ronald S. Lauder as of September 15, 2006 to secure repayment of stock loans made to Mr. Lauder. Such loans, which were made to Mr. Lauder at the time of the Company's initial public offering, were secured as of September 15, 2006 by a pledge of 500,000 shares of Class B Common Stock. Options in respect of 33,725 shares of Class A Common Stock are exercisable and the rest become exercisable on November 10, 2006. Mr. Parson's business address is 1 Time Warner Center, New York, New York 10019.

(11)
Mr. Wender is co-trustee of The Estée Lauder 2002 Trust which owns 40,220 shares of Class B Common Stock. He shares investment power with Leonard A. Lauder and Ronald S. Lauder. Mr. Wender disclaims beneficial ownership of such shares. Mr. Wender's business address is 1133 Avenue of the Americas, New York, New York 10036.

(12)
Options in respect of 26,717 shares of Class A Common Stock are exercisable and the rest become exercisable on November 10, 2006.

(13)
Options in respect of 12,027 shares of Class A Common Stock are exercisable and the rest become exercisable on November 10, 2006.

(14)
Includes 2,000 shares of Class A Common Stock that Mr. Fribourg will receive as his initial stock grant after becoming a director. Mr. Fribourg defers the cash portion of his Board and Committee fees in the form of cash-payout stock units.

(15)
Ms. Hobson has share-payout stock units in respect of 756 shares of Class A Common Stock. Ms. Hobson defers the cash portion of her Board and Committee fees in the form of cash-payout stock units, which account for the remaining stock units. Options in respect of 5,000 shares of Class A Common Stock become exercisable on November 10, 2006.

(16)
Options in respect of 22,325 shares of Class A Common Stock are exercisable and the rest become exercisable on November 10, 2006. Mr. Hockaday has share-payout stock units in respect of 2,991 shares of Class A Common Stock. Mr. Hockaday defers the cash portion of his board and committee retainers in the form of cash-payout stock units, which account for the remaining stock units.

(17)
Includes shares of Class A Common Stock owned beneficially by Mr. Rose as follows: 8,449 shares indirectly as a director of a private foundation, and 12,000 shares as trustee of trusts for the benefit of two of his children, in each case with respect to which he has sole voting and investment power. Mr. Rose disclaims beneficial ownership of shares owned by the foundation and by his children's trusts. In addition, Mr. Rose has share-payout stock units in respect of 3,768 shares of Class A Common Stock and defers the cash portion of his board and committee retainers and meeting fees in the form of cash-payout stock units, which account for the remaining stock units.

(18)
Options in respect of 27,052 shares of Class A Common Stock are exercisable and the rest become exercisable on November 10, 2006. Lady de Rothschild has share-payout stock units in respect of 1,361 shares of Class A Common Stock. Lady de Rothschild defers the cash portion of her board and committee retainers in the form of cash-payout stock units, which account for the remaining stock units.

(19)
Includes shares of Class A Common Stock owned beneficially by Mr. Sternlicht as follows: 27,000 directly and 18,000 indirectly through three family trusts. Mr. Sternlicht has share-payout stock units in respect of 756 shares of Class A Common Stock. Mr. Sternlicht defers the cash portion of his board and committee retainers in the form of cash payout stock units, which account for the remaining stock units. Options in respect of 6,692 shares of Class A Common Stock are exercisable and the rest become exercisable on November 10, 2006.

(20)
Excludes stock options with respect to 200,001 shares of Class A Common Stock granted to Mr. Brestle under the Company's share incentive plans that were not yet exercisable as of September 15, 2006. Also excludes (a) performance share unit awards with a target payout of 19,329 shares and restricted stock units in respect of 12,886 shares that were granted to Mr. Brestle by the Stock Plan Subcommittee on September 26, 2005 and (b) stock options in respect of 100,000 shares, performance share unit awards with a target payout of 18,314 shares and restricted stock units in respect of 18,314 shares that were granted to Mr. Brestle by the Stock Plan Subcommittee on September 20, 2006. See also note (2).

(21)
Excludes stock options with respect to 150,001 shares of Class A Common Stock granted to Mr. Bousquet-Chavanne under the Company's share incentive plans that were not yet exercisable as of September 15, 2006. Also excludes (a) performance share unit awards with a target payout of 9,664 shares and restricted stock units in respect of 6,443 shares that were granted to Mr. Bousquet-Chavanne by the Stock Plan Subcommittee on September 26, 2005 and (b) stock options in respect of 50,000 shares, performance share unit awards with a target payout of 9,157 shares and restricted stock units in respect of 9,157 shares that were granted to Mr. Bousquet-Chavanne by the Stock Plan Subcommittee on September 20, 2006. See also note (2).

(22)
Excludes stock options with respect to 150,001 shares of Class A Common Stock granted to Mr. Shearer under the Company's share incentive plans that were not yet exercisable as of September 15, 2006. Also excludes, performance share unit awards with a target payout of 9,664 shares and restricted stock units in respect of 6,443 shares that were granted to Mr. Shearer by the Stock Plan Subcommittee on September 26, 2005 and (b) stock options in respect of 50,000 shares, performance share unit awards with a target payout of 9,157 shares and restricted stock units in respect of 9,157 shares that were granted to Mr. Shearer by the Stock Plan Subcommittee on September 20, 2006. See also note (2).

(23)
Based on a 13G filed on February 6, 2006 by Montag & Caldwell ("Montag"), 3455 Peachtree Road N.E., Suite 1200, Atlanta, GA 30326, Montag may be deemed to be, directly or indirectly, the beneficial owner of, and may have direct or indirect voting and/or investment discretion over 10,825,997 shares of Class A Common Stock, which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(24)
Based on a 13G filed on February 10, 2006 by Massachusetts Financial Services ("MFS"), 500 Boylston Street, 10th Floor, Boston, MA 02116, MFS may be deemed to be, directly or indirectly, the beneficial owner of, and may have direct or indirect voting and/or investment discretion over 9,087,197 shares of Class A Common Stock, which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(25)
Based on a 13G filed on February 13, 2006 AMVESCAP PLC ("AMVESCAP"), 30 Finsbury Square, London EC2A 1AG, England, AMVESCAP may be deemed to be, directly or indirectly, the beneficial owner of, and may have direct or indirect voting and/or investment discretion over 6,880,651 shares of Class A Common Stock, which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(26)
See notes (2) through (6), (8), (10) and (12) through (22). Excludes stock options with respect to an aggregate of 756,674 shares of Class A Common Stock granted to the executive officers whose names do not appear in this table or the notes thereto, that were outstanding on September 15, 2006 but were not yet exercisable. Also excludes for the non-named executives (a) performance share unit awards with a target payout of 43,488 shares and restricted stock units in respect of 28,996 shares that were granted to such executives by the Stock Plan Subcommittee on September 26, 2005 and (b) stock options in respect of 450,000 shares, performance share unit awards with a target payout of 54,939 shares and restricted stock units in respect of 54,939 shares that were granted to such executives by the Stock Plan Subcommittee on September 20, 2006. See also note (2). The shares owned by the group exclude shares of Class A Common Stock owed to Richard D. Parsons, as trustee, as of September 15, 2006. See notes (5) and (10).

Additional Information Regarding the Board of Directors

        Stockholders' Agreement.    All Lauder Family Members (other than Aerin Lauder, Jane Lauder, Lauder & Sons, L.P., The 1995 Estee Lauder LAL Trust #1, The 1995 Estee Lauder LAL Trust #2 and The 4202 Corporation) who beneficially own shares of Common Stock have agreed pursuant to a stockholders' agreement with the Company ("the Stockholders' Agreement") to vote all shares beneficially owned by them for Leonard A. Lauder, Ronald S. Lauder and one person, if any, designated by each as a director of the Company. Lauder Family Members who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, on September 15, 2006, shares of Common Stock having approximately 82.3% of the voting power of the Company. The right of each of Leonard A. Lauder and Ronald S. Lauder to designate a nominee exists only when he (including his descendants) beneficially owns (other than by reason of the Stockholders' Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. Currently, William P. Lauder is the nominee of Leonard A. Lauder and Aerin Lauder is the nominee of Ronald S. Lauder. The right of each of Leonard A. Lauder and Ronald S. Lauder to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a director and to designate one nominee. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder and Jane Lauder, Ronald S. Lauder's daughters, will succeed to their father's rights if he should cease to be a director by reason of his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as directors by reason of death or disability, then the rights under the Stockholders' Agreement to be a nominee and to designate a nominee will cease.

        Board Committees.    The Board of Directors has established three regular committees—the Audit Committee, the Compensation Committee (which includes the Stock Plan Subcommittee) and the Nominating and Board Affairs Committee. The charters for each of these Committees may be found in the "Investors" section of the Company's website: www.elcompanies.com under the heading "Corporate Governance." Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

        The Company is a "controlled company" in accordance with rules promulgated by the New York Stock Exchange, because the Lauder family and their related entities hold more than 50% of the voting power of the outstanding voting stock. As such, the Company may avail itself of exemptions relating to the independence of the Board and certain Board committees. Despite the availability of such exemptions, the Board of Directors has determined that it will have a majority of independent directors and that both the Nominating and Board Affairs Committee and the Compensation Committee will have the required provisions in their charters. The Board of Directors currently has also determined to use the two remaining exemptions, and thus will not require that the Nominating and Board Affairs Committee and Compensation Committee be comprised solely of independent directors.

        The Audit Committee members are Irvine O. Hockaday, Jr., Chair, Mellody Hobson, Barry S. Sternlicht and Paul J. Fribourg. The Board of Directors has determined that Mr. Hockaday, Ms. Hobson, Mr. Sternlicht and Mr. Fribourg each qualifies as an "Audit Committee Financial Expert" in accordance with the rules promulgated by the Securities and Exchange Commission. The Audit Committee has a written charter adopted by the Board of Directors. The Committee, among other things, appoints the independent auditors, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and the Company's Internal Control Department, reviews audit results and reviews and discusses the Company's financial statements with management and the independent auditors. The Committee also meets separately, at least quarterly, with the Chief Financial Officer and Chief Internal Control Officer and with representatives of the independent auditor.

        The Compensation Committee members are Richard D. Parsons, Chair, Rose Marie Bravo and Lynn Forester de Rothschild. The Committee, among other things, has the authority to establish and approve compensation plans and arrangements with respect to the Company's executive officers and administers the executive annual incentive plan. The Stock Plan Subcommittee, whose members are Rose Marie Bravo and Lynn Forester de Rothschild, has the authority to adopt and administer the Company's share incentive plans.

        The Nominating and Board Affairs Committee members are Charlene Barshefsky, Leonard A. Lauder, Richard D. Parsons and Lynn Forester de Rothschild, Chair. The Committee, among other things, recommends nominees for election as members of the Board, considers and makes recommendations regarding Board practices and procedures and reviews the compensation for service as a Board member.

        Each committee reports regularly to the Board and has authority to engage its own advisors.

        Board and Board Committee Meetings; Attendance at Annual Meetings; Executive Sessions.    Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. In furtherance of the Board's role, directors are expected to attend all scheduled Board and Board Committee meetings and all meetings of stockholders. In fiscal 2006, the Board of Directors met five times, the Compensation Committee met five times, the Stock Plan Subcommittee met five times, the Audit Committee met eleven times, and the Nominating and Board Affairs Committee met four times. The total combined attendance for all board and committee meetings was 96.4%. Mr. Sternlicht's attendance for Board and committee meetings was 68.8%. In fiscal 2006, the non-employee directors met five times in executive session including three meetings at which at least one management director was present for all or part of the session. All twelve of the Company's directors serving at that time attended the Company's 2005 Annual Meeting of Stockholders.

        Irvine O. Hockaday, Jr. has served as the presiding director for all executive sessions of the Board of Directors since November 2004. Mr. Hockaday has been appointed by the Board to serve for an additional one-year term beginning after the 2006 Annual Meeting. The presiding director serves for a one-year term beginning with the meeting of the Board immediately following the Annual Meeting of Stockholders and is selected from among the independent members of the Board.

        Board Membership Criteria.    The Nominating and Board Affairs Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. All directors should possess the highest personal and professional ethics as well as an inquisitive and objective perspective, practical wisdom and mature judgment. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of the Company's business on a technical level and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Board Affairs Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

        Upon determining the need for additional or replacement Board members, the Nominating and Board Affairs Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on the information it receives with a recommendation or that it otherwise possesses, which information may be supplemented by additional inquiries. Application of these criteria involves the exercise of judgment and cannot be measured in any mathematical or routine way. Based on its assessment of each candidate's independence, skills and qualifications and the criteria described above, the Committee will make recommendations regarding potential director candidates to the Board. The Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate's background and experience. The Committee will evaluate stockholder recommended candidates in the same manner as other candidates. Candidates may also be designated pursuant to the Stockholders' Agreement. See "Additional Information Regarding the Board of Directors—Stockholders' Agreement."

        Board Independence Standards for Directors.    To be considered "independent" for purposes of membership on the Company's Board of Directors, the Board must determine that a director has no material relationship with the Company, including any of its subsidiaries, other than as a director. For each director, the Board broadly considers all relevant facts and circumstances. In making its determination, the Board considers the following categories of relationships to be material, thus precluding a determination that a director is "independent":

(i)
the director is an employee of the Company, or an immediate family member of the director is an executive officer of the Company, or was so employed during the last three years.

(ii)
the director receives, or an immediate family member of the director receives, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)
(A) the director or an immediate family member of the director is a current partner of a firm that is the Company's internal or external auditor, (B) the director is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice, or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company's audit within that time.

(iv)
the director or an immediate family member of the director is, or has been within the last three years, employed, as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

(v)
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        Additionally, the following relationships will not be considered to be "material" relationships that would impair a director's independence:

(i)
any of the relationships described in
(i)-(v) above, if such relationships occurred more than three years ago, or

(ii)
if a director is a current employee, or an immediate family member of a director is a current executive officer of another company that does business with the Company and such other company, during the current or last fiscal year, made payments to or received payments from, the Company of less than $1 million or two percent (2%) of such other company's consolidated gross revenues, whichever is greater.

        Contributions to tax exempt organizations shall not be considered payments for purposes of these independence standards. An "immediate family member" includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

        The Board reviews at least annually whether directors meet these Director Independence Standards.

        The following eight directors, have been determined by the Board to be "independent" pursuant to New York Stock Exchange rules and the Company's Independent Director Standards described above: Charlene Barshefsky, Rose Marie Bravo, Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., Marshall Rose, Lynn Forester de Rothschild and Barry S. Sternlicht.

        In addition to the foregoing, in order to be considered "independent" under New York Stock Exchange rules for purposes of serving on the Company's Audit Committee, a director also may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company, other than as a director, and may not be an "affiliated person" of the Company. Audit Committee members may receive directors' fees and fixed payments for prior service with the Company. The Board has determined that each of the members of the Audit Committee meet these additional independence requirements as well.

        Communications with the Board.    A stockholder who wishes to communicate with the Board, any Committee thereof, the non-management directors as a group, or any individual director, including the presiding director for executive sessions of the Board, may do so by addressing the correspondence to that individual or group, c/o Sara E. Moss, Executive Vice President, General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. She, or her designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the Board or individual Board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to the Company's security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request.

        Compensation of Directors.    Initial Stock Grant. On the date of the first annual meeting of stockholders which is more than six months after a non-employee director's initial election to the Board, the director receives a grant of 2,000 shares of Class A Common Stock (plus a cash payment in an amount to cover related income taxes).

        Annual Retainer for Board Service.    Each non-employee director receives an annual cash retainer of $70,000, payable quarterly. An additional $25,000 is payable to each non-employee director by a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer in the fourth quarter of the calendar year. Each stock unit is convertible into shares of Class A Common Stock on or after the first business day of the calendar year following the one in which the director ceases to be a member of the Board. The number of stock units to be awarded is determined by dividing $25,000 by the average closing price of the Class A Common Stock on the twenty trading days next preceding the date of grant. In lieu of receiving stock units, a director may elect to receive options in respect of Class A Common Stock. The number of shares subject to such option grant is determined by dividing $75,000 by the closing price per share of the Class A Common Stock on the date of grant. Such price per share is also the exercise price per share of the options. Options have 10-year terms (subject to post-service limitations), vest immediately, and are exercisable one year after the date of grant. In no event will stock units or stock options representing more than 5,000 shares of Class A Common Stock be granted in connection with the annual stock retainer.

        Stock Options.    In addition to the cash and stock portion of the retainer, each non-employee director receives an annual grant of options with 10-year terms to purchase 5,000 shares of Class A Common Stock. The exercise price of the options is equal to the closing price of the Class A Common Stock on the date of grant and the options vest and are exercisable one year after the date of grant (subject to post-service limitations).

        Annual Retainer for Committee Service.    Each director who serves on a Committee receives an additional annual retainer, payable quarterly in the following amounts: $8,000 per year for service on the Nominating and Board Affairs Committee, $12,000 per year for service on the Audit Committee, and $8,000 per year for service on the Compensation Committee (including service on the Stock Plan Subcommittee). In addition, the Chairman of the Audit Committee receives an annual retainer of $25,000 and the Chairmen of the Compensation Committee and the Nominating and Board Affairs Committee receive an annual retainer of $15,000 each.

        Deferral.    Non-employee directors may elect to defer receipt of all or part of their cash-based compensation. The deferrals may take the form of stock equivalent units (accompanied by dividend equivalent rights) to be paid out in cash or may simply accrue interest until paid out in cash.

        Reimbursement of Expenses.    Non-employee directors are reimbursed for their reasonable expenses (including costs of travel, food and lodging), incurred in attending Board, committee and stockholder meetings. Directors are also reimbursed for any other reasonable expenses relating to their service on the Board, including participating in director continuing education and Company site visits.

        Management Directors.    Directors who are also employees of the Company receive no additional compensation for service as directors.

        Company Products.    The Company provides directors with representative samples of the Company's products. The Company believes that receiving these products serve a business purpose by expanding the directors' knowledge of the Company's business. The Company also provides each director with the opportunity to purchase up to $1,280 worth of the Company's products each calendar year (based on suggested retail prices) at no charge. If directors choose to take advantage of such opportunities and purchase more than $640 worth of the Company's product, the excess is imputed as taxable income. Non-employee directors may also purchase a limited amount of Company products at a price equal to 50% off the suggested retail price, which is the same program made available to officers of the Company.

        Director Nominees Recommended by Stockholders.    The Nominating and Board Affairs Committee will consider stockholder recommendations of nominees in the same manner as and pursuant to the same criteria by which it considers all other nominees, except for nominations received pursuant to the Stockholders' Agreement. See "Board Membership Criteria." Stockholders who wish to suggest qualified candidates should send their written recommendation to the Nominating and Board Affairs Committee c/o Sara E. Moss, Executive Vice President, General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The following information must accompany any such recommendation by a stockholder: (i) the name and address of the stockholder making the recommendation, (ii) the name, address, telephone number and social security number of the proposed nominee, (iii) the class or series and number of shares of the Company that are beneficially owned by the stockholder making the recommendation, (iv) a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the proposed nominee to serve as a director of the Company if so elected, (v) a copy of the proposed nominee's resume and references, and (vi) an analysis of the candidate's qualifications to serve on the Board of Directors and on each of the Board's committees in light of the criteria for Board membership established by the Board. See "Board Membership Criteria." For stockholders intending to nominate an individual for election as a director directly, there are specific procedures set forth in our bylaws. See "Stockholder Proposals and Direct Nominations."

Corporate Governance Guidelines and Code of Conduct

        The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management of the Company. These practices are set forth in the Company's Corporate Governance Guidelines. The Company also has a Code of Conduct ("Code") applicable to all employees, officers and directors of the Company, including, without limitation, the Chief Executive Officer, the Chief Financial Officer and other senior financial officers. These documents, as well as any waiver of a provision of the Code granted to any senior officer or director or material amendment to the Code, if any, may be found in the "Investors Section" section of the Company's website: www.elcompanies.com. Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

Audit Committee Report

        The Audit Committee of the Board of Directors, consisting solely of "independent directors" as defined by the Board and consistent with the rules of the New York Stock Exchange, has:

1.
reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2006 with management and representatives of KPMG LLP;

2.
discussed with KPMG the matters required to be discussed by SAS 61, as modified or supplemented; and

3.
received the written disclosures and letter from KPMG required by Independence Standards Board Standard No. 1, as modified or supplemented, and discussed KPMG's independence with representatives of KPMG.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2006 be included in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission.

    The Audit Committee

    Irvine O. Hockaday, Jr., Chair
    Paul J. Fribourg
    Mellody Hobson
    Barry S. Sternlicht

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than 10% of the Class A Common Stock, to file forms reporting their initial beneficial ownership of common stock and subsequent changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-10% beneficial owners also are required to furnish the Company with copies of all forms they file under Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or a written representation from a reporting person that no Form 5 was required, the Company believes that during the 2006 fiscal year all Section 16(a) filing requirements were satisfied.

Certain Relationships and Related Transactions

        Lauder Family Relationships.    Leonard A. Lauder is the Chairman of the Board of Directors. His brother, Ronald S. Lauder, is a Senior Vice President and director of the Company and Chairman of Clinique Laboratories, LLC. Leonard A. Lauder's wife, Evelyn H. Lauder, is Senior Corporate Vice President of the Company. Leonard and Evelyn Lauder have two sons, William P. Lauder and Gary M. Lauder. William P. Lauder is President and Chief Executive Officer and a director of the Company. Gary M. Lauder is not an employee of the Company. Ronald S. Lauder and his wife, Jo Carole Lauder, have two daughters, Aerin Lauder and Jane Lauder. Aerin Lauder is Senior Vice President—Global Creative Directions for the Estée Lauder brand and is a director of the Company. Jane Lauder is Senior Vice President, Global Product Marketing for Clinique.

        In fiscal 2006, the following Lauder Family Members received the following amounts from the Company as compensation: Ronald S. Lauder received $400,000 in salary; Evelyn H. Lauder received $575,980 in salary and a bonus of $221,400; Aerin Lauder received $260,000 in salary and a bonus of $72,450; and Jane Lauder received $180,100 in salary and a bonus of $59,500. Each is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. For information regarding compensation paid by the Company to Leonard A. Lauder and William P. Lauder in fiscal 2006, see "Executive Compensation."

        For fiscal 2007, Ronald S. Lauder has a base salary of $400,000; Evelyn H. Lauder has a base salary of $600,000 and bonus opportunities with a target payout of $287,000; Aerin Lauder has a base salary of $271,700 and bonus opportunities with a target payout of $107,150; and Jane Lauder has a base salary of $250,000 and bonus opportunities with a target payout of $100,000. On September 20, 2006, Aerin Lauder was granted stock options with respect to 1,250 shares of Class A Common Stock and restricted stock units in respect of 417 shares of Class A Common Stock and Jane Lauder was granted stock options with respect to 3,750 shares of Class A Common Stock and restricted stock units in respect of 1,250 shares of Class A Common Stock. The grants were consistent with those made to employees at their level. The grant to Jane Lauder reflects her recent promotion. For information regarding fiscal 2007 compensation for Leonard A. Lauder and William P. Lauder, see "Executive Compensation—Employment Agreements."

        As used in this Proxy Statement, the term "Lauder Family Members" includes only the following persons: (i) the estate of Mrs. Estée Lauder; (ii) each descendant of Mrs. Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.

        Registration Rights Agreement.    Leonard A. Lauder, Ronald S. Lauder, The Estée Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder, Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty Trust Company of New York ("Morgan Guaranty") and the Company are parties to a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder and Morgan Guaranty have three demand registration rights and The Estée Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estée Lauder 1994 Trust may be used only by a pledgee of The Estée Lauder 1994 Trust's shares of Common Stock. All the parties to the Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any other pledgee of The Estée Lauder 1994 Trust under the Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration of Class A Common Stock in any consecutive twelve-month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations.

        The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders and the fees and expenses of the selling stockholders' counsel) in connection with any demand registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company has agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

        Stockholders' Agreement.    All Lauder Family Members (other than Aerin Lauder, Jane Lauder, Lauder & Sons, L.P., The 1995 Estee Lauder LAL Trust #1, The 1995 Estee Lauder LAL Trust #2 and The 4202 Corporation) who beneficially own shares of Common Stock are parties to the Stockholders' Agreement. The stockholders who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, shares of Common Stock having approximately 82.3% of the voting power of the Company on September 15, 2006. Such stockholders have agreed to vote in favor of the election of Leonard A. Lauder and Ronald S. Lauder and one designee of each as directors. See "Additional Information Regarding the Board of Directors—Stockholders' Agreement." Parties to the Stockholders' Agreement, may, without restriction under the agreement, sell their shares in a widely distributed underwritten public offering, in sales made in compliance with Rule 144 under the Securities Act of 1933 or to other Lauder Family Members. In addition, each party to the Stockholders' Agreement may freely donate shares in an amount not to exceed 1% of the outstanding shares of Common Stock in any 90-day period. In the case of other private sales, each stockholder who is a party to the Stockholders' Agreement (the "Offering Stockholder") has granted to each other party (the "Offeree") a right of first offer to purchase shares of Class A Common Stock that the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member. Each Offeree has the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The agreement also includes provisions for bona fide pledges of shares of Common Stock and procedures related to such pledges. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

        Other Arrangements.    The Company has subleased certain of its office space in New York to an affiliate of Ronald S. Lauder. For fiscal 2006, the rent paid or accrued was approximately $703,000, which equals the Company's lease payments for that space. The Company also has agreed to provide such affiliate with certain services, such as phone systems, payroll service and office and administrative services, which are reimbursed at a rate approximating the Company's incremental cost thereof. For fiscal 2006, the affiliate paid approximately $7.7 million pursuant to such agreement. At June 30, 2006, the affiliate had deposited with the Company $1.1 million to cover expenses. The Company has similar arrangements for space and services with an affiliate of Leonard A. Lauder and his family. For fiscal 2006, that affiliate and/or family members paid the Company $3.2 million for office space and certain services, such as phone systems, payroll service and office and administrative services. At June 30, 2006, the affiliate and family members had deposited with the Company $853,000 to cover expenses. The payments by the affiliates and family members approximated the Company's incremental cost of such space and services.

        Certain members of the Lauder family (and entities affiliated with one or more of them) own numerous works of art that are displayed at the Company's offices. The Company pays no fee to the owners for displaying such works. The owners of the works pay for their maintenance. In fiscal 2006, the Company paid premiums of about $7,100 for insurance relating to such works.

        The Company, as is common for major global consumer products companies, regularly advertises in various media, including magazines, television, radio and the Internet. Some of these advertisements may appear from time to time in magazines, cable networks and websites owned by or associated with Time Warner Inc., of which Richard D. Parsons, one of our directors, is Chairman of the Board of Directors as well as Chief Executive Officer. In many cases, advertisements are placed indirectly through advertising agencies. In fiscal 2006, the Company estimates that the aggregate cost of advertisements appearing in or on such magazines and other media was about $12.5 million, an amount which is not material to the Company or to Time Warner Inc.

        The Company is required to indemnify, to the fullest extent permitted by law, its officers and directors who are parties, threatened to be made parties to or otherwise involved in lawsuits or other proceedings by reason of the fact that they are or were officers or directors of the Company. Accordingly, the Company has advanced and the Company will continue to advance certain attorneys' fees and expenses incurred by officers and directors in connection with the securities class action and related derivative action and the informal inquiry by the staff of the Securities and Exchange Commission described in the Company's 2006 Annual Report on Form 10-K. Certain executive officers and directors have retained their own counsel with respect to these matters. For the fiscal year ended June 30, 2006, the Company advanced the following amounts for the representation of individual executive officers and directors: Ronald S. Lauder, $142,000; Malcolm Bond, $153,379; Daniel Brestle, $210,703; and Richard W. Kunes, $118,673.

        Other Family Relationships.    David Caracappa is a Director of Marketing for Travel Retail Clinique Marketing. He is the son of Roger Caracappa, Executive Vice President—Global Packaging, Quality Assurance, Store Development, Design and Merchandising. In respect of fiscal 2006, David Caracappa received salary and bonus of less than $110,000.

Executive Compensation

The following table sets forth a summary of all compensation awarded or paid to or earned by the chief executive officer and the four other most highly compensated executive officers of the Company in the last fiscal year for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal years ended June 30, 2006, 2005 and 2004.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restircted Stock Units ($)		Securities Underlying Options (#)	All Other Compensation ($)
Leonard A. Lauder, Chairman of the Board	2006 2005 2004	1,440,000 1,800,000 1,800,000	1,369,000 1,620,000 1,800,000		(1) (1) (1)	— — —		— — —	55,389 18,427 —	(2) (2)
William P. Lauder, President and Chief Executive Officer (3)	2006 2005 2004	1,500,000 1,500,000 1,300,000	1,521,100 1,800,000 1,750,000	105,244 70,522	(4) (4) (1)	1,014,755 — —	(8)	150,000 300,000 200,000	51,495 22,060 10,050	(5) (5) (5)
Daniel J. Brestle, Chief Operating Officer (6)	2006 2005 2004	1,250,000 1,125,000 1,000,000	1,445,000 1,575,000 1,500,000	64,771	(1) (4) (1)	676,515 — —	(8)	100,000 100,000 100,000	77,074 72,397 72,050	(5) (5) (5)
Patrick Bousquet-Chavanne, Group President	2006 2005 2004	1,000,000 1,000,000 1,000,000	1,048,900 1,422,500 1,318,000	128,294 75,688 75,849	(7) (7) (7)	338,240 — —	(8)	50,000 100,000 100,000	4,051,648 303,034 301,571	(5) (5) (5)
Philip Shearer, Group President	2006 2005 2004	1,000,000 1,000,000 1,000,000	1,003,000 1,435,300 1,369,600		(1) (1) (1)	338,240 — —	(8)	50,000 100,000 100,000	23,420 23,210 1,634,584	(5) (5) (5)

(1)
Represents perquisites and other personal benefits, which did not exceed $50,000 for such executive officer in the fiscal year.

(2)
Amounts reported for fiscal 2005 represent interest in excess of 120% of the applicable federal rate earned on deferred compensation balances.

(3)
Mr. W. Lauder became President and Chief Executive Officer of the Company on July 1, 2004.

(4)
In fiscal 2005, the Company instituted a flight safety policy, which provides that the Chairman of the Board of Directors and the President and Chief Executive Officer of the Company should not fly together for any reason. One effect of the policy was to increase the costs of certain non-business trips for Mr. W. Lauder. In order to remedy this, the Company allowed Mr. W. Lauder to use Company-provided aircraft for non-business trips where it was necessary to comply with the flight safety policy at an incremental cost to the Company of $66,460 in fiscal 2006 and $45,078 in fiscal 2005. Other benefits included cash in lieu of perquisites of $20,000 in both fiscal 2006 and 2005, personal use of a company car of $13,784 in fiscal 2006 and $444 in fiscal 2005 and financial counseling of $5,000 in both fiscal 2006 and 2005. Amounts for Mr. Brestle in fiscal 2005 include $15,000 of cash in lieu of perquisites, $26,282 for personal use of private car service, $16,783 for personal use of a company car, $3,206 for spousal travel and $3,500 for financial counselling.

(5)
Amounts reported include: (i) matching contributions made on behalf of named executive officer pursuant to the 401(k) Savings Plan as follows: Mr. W. Lauder, $6,600, $6,300, and $6,150 for fiscal 2006, 2005 and 2004, respectively, Mr. Brestle, $6,600, $6,300, and $6,150 for fiscal 2006, 2005 and 2004, respectively, Mr. Shearer, $4,620, $4,410, and 4,305 for fiscal 2006, 2005 and 2004, respectively, and Mr. Bousquet-Chavanne, $6,600, $6,300, and $6,150, for fiscal 2006, 2005 and 2004 respectively; (ii) Company-paid premiums for additional executive term life insurance coverage in fiscal 2006, 2005 and 2004 as follows: Mr. W. Lauder, $3,900, Mr. Brestle, $65,900, Mr. Bousquet-Chavanne, $4,600 and Mr. Shearer, $18,800; (iii) interest in excess of 120% of the applicable federal rate earned on deferred compensation balances in fiscal 2006 and 2005 as follows: Mr. W. Lauder, $40,995 and $11,860 and Mr. Brestle, $4,574 and $197; (iv) Company-paid premiums for an insurance policy that replicates French state pension benefits for Mr. Bousquet-Chavanne for years of service in the United States in fiscal 2006, 2005 and 2004 of $54,848, $69,566 and $68,253, respectively; (v) imputed interest income and reimbursement for taxes related to interest on a loan made to Mr. Shearer as follows: $111,479 for fiscal 2004, and to Mr. Bousquet-Chavanne as follows: $215,600, $222,568, and $222,568 fiscal 2006, 2005 and 2004, respectively; (v) with respect to Mr. Shearer, $1.5 million relates to the forgiveness of the loan in fiscal 2004 made to Mr. Shearer in 2001 pursuant to his prior employment agreement because he remained with the Company through June 30, 2004; and (vi) with respect to Mr. Bousquet-Chavanne, $3.77 million relates to the forgiveness of the loan ($2.0 million) made to him in 2001 and reimbursement for taxes ($1.77 million) related thereto for remaining with the Company through June 30, 2006.

(6)
Mr. Brestle became Chief Operating Officer on January 1, 2005. Prior thereto, he was Group President, responsible for, among other things, Aveda, Bobbi Brown, Bumble and bumble, La Mer, Prescriptives, Jo Malone, Darphin, BeautyBank, Rodan + Fields and Stila on a worldwide basis.

(7)
Mr. Bousquet-Chavanne received perquisites and other personal benefits for fiscal 2006, 2005 and 2004 totaling $128,294, $75,688 and $75,849, respectively, $98,619, $43,988 and $44,149 of which was related to home leave travel, respectively; $11,175, $13,200 and $13,200 of which was related to personal use of a company car or auto allowance and the remainder of which in each year was related to cash in lieu of perquisites ($15,000) and financial counseling ($3,500).

(8)
Restricted stock units granted in fiscal 2006 vest ratably in thirds on October 31, 2006, 2007 and 2008 (or the first day thereafter that shares may be traded under the Company's policy). The total number of shares (and value at the end of fiscal 2006) underlying the restricted stock units awarded to Mr. W. Lauder, Mr. Brestle, Mr. Bousquet-Chavanne and Mr. Shearer were 28,993 ($1,121,159), 19,329 ($747,452), 9,664 ($373,707) and 9,664 ($373,707), respectively. Upon death, disability or involuntary termination without cause, shares will vest pro rata for full months employed during the vesting period. Payout upon death will be as soon as practicable thereafter. Payout upon termination without cause shall be on the first day after termination that shares may be sold under the Company's policy. Payout upon disability will be in accordance with the annual vesting schedule. Upon retirement, unvested shares will vest and be paid out on the first day after retirement that shares may be sold under the Company's policy. Restricted stock units will vest upon, and be paid out as soon as practicable after, a change in control. Unvested restricted stock units will be forfeited upon termination for cause and upon voluntary resignation that does not qualify as retirement. Upon payout, shares will be withheld to cover minimum statutory tax obligations. Restricted stock units are accompanied by dividend equivalent rights that will be payable in cash at the time of payout.

Option Grants in Fiscal 2005

	Individual Grants
	Number of Securities Underlying Options (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Values ($) (2)
Leonard A. Lauder	—	—	N.A.	N.A.	N.A.
William P. Lauder	150,000	8.41	35.00	9/26/15	1,888,500
Daniel J. Brestle	100,000	5.61	35.00	9/26/15	1,259,000
Patrick Bousquet-Chavanne	50,000	2.80	35.00	9/26/15	629,500
Philip Shearer	50,000	2.80	35.00	9/26/15	629,500

(1)
The options granted in fiscal 2006 to the named executive officers have 10-year terms and were granted pursuant to the Amended and Restated Fiscal 2002 Share Incentive Plan with an exercise price equal to the closing price of the Class A Common Stock on the date of grant. Options are generally exercisable in three substantially equal tranches beginning January 1, 2007, 2008, and 2009, respectively, subject to early vesting upon the occurrence of certain events, such as a change in control or retirement.

(2)
The Black-Scholes option-pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy for valuing options. Among other things, the stock option model requires a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Value: expected average time of exercise of nine years, volatility of 23%, dividend yield of 0.9% and average risk-free rate of return of 4.2%. The value of the options in this table that will ultimately be realized by the grantee depends upon the actual performance of the Company's Class A Common Stock during the term of the option from the date of grant through the date of exercise.

Aggregated Option Exercises in Fiscal 2006 and 2006 Fiscal Year-End Options

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($) (2)
	Shares Acquired on Exercise (#)	Value Realized ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Leonard A. Lauder	—	—	3,000,000	—	17,746,250	—
William P. Lauder	80,000	1,841,050	783,333	416,667	2,571,703	1,120,848
Daniel J. Brestle	66,666	1,354,986	699,999	200,001	2,881,538	541,337
Patrick Bousquet-Chavanne	—	—	466,999	150,001	785,503	357,837
Philip Shearer	—	—	299,999	150,001	1,000,663	357,837

(1)
Value realized is calculated for each option as the difference between the sale prices of the shares of the Company's Class A Common Stock obtained upon exercise and the option exercise price. In the case of Mr. W. Lauder, who did not sell the underlying shares of Class A Common Stock obtained upon exercise, the value realized is the difference between the market price of a share of Class A Common Stock at the time of exercise and the option exercise price. Income taxes payable upon exercise and associated fees and commissions that reduce the value received are not reported in this table.

(2)
Value of unexercised in-the-money unexercisable options is the difference between (a) the market price of a share of Class A Common Stock on June 30, 2006, the last trading day in fiscal 2006 ($38.67), multiplied by the number of shares of Class A Common Stock underlying the unexercisable in-the-money options and (b) the aggregate exercise price if one were to exercise all the unexercisable in-the-money options on that date. The value of in-the-money exercisable options is calculated in the same way, but using the exercisable options instead of the unexercisable ones. No reduction is made for income taxes payable upon exercise and associated fees and commissions that would reduce the value that could be received.

Long-Term Incentive Plans—Awards in Fiscal 2006

			Estimated Future Payouts under Non-Stock Price Based Plans (2)
		Performance or Other Period Until Maturation or Payout
	Number of Shares, Units or Other Rights (#) (1)
			Threshold (#)	Target (#)	Maximum (#)
Leonard A. Lauder	—	—	—	—	—
William P. Lauder	28,993	June 30, 2008	14,497	28,993	43,489
Daniel J. Brestle	19,329	June 30, 2008	9,665	19,329	28,993
Patrick Bousquet-Chavanne	9,664	June 30, 2008	4,832	9,664	14,496
Philip Shearer	9,664	June 30, 2008	4,832	9,664	14,496

(1)
Represents the number of shares of Class A Common Stock underlying aggregate target payout of performance share units ("PSUs") granted in fiscal 2006.

(2)
Future payout of PSUs is generally subject to the achievement by the Company of its net sales and net earnings per share goals for the three years ending June 30, 2008, which were set in September 2005. No payouts will be made pursuant to the net sales opportunities or the earnings per share opportunity unless the threshold for such opportunity is achieved and additional shares shall be paid out if performance exceeds the targeted performance goals. Except as provided below, full payout to any executive is subject to his continued employment through June 30, 2008 (the "Award Period") or formal retirement under the Company's pension plan during the Award Period. Pro rata payouts will be made to the executive or his estate if he dies or becomes permanently disabled during the Award Period or if he is terminated without cause in the second or third year of the Award Period. PSUs are forfeited upon voluntary resignation (which does not qualify as retirement), termination for cause and termination by the Company without cause in the first year of the Award Period. Full payouts based on target award amounts will be made in the case of a change in control. Upon payout, shares will be withheld to cover minimum statutory tax obligations. PSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout of the related shares. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income/expenses.

Pension Plans

        The Company provides retirement benefits to its employees in the United States through a defined benefit plan, which is intended to be qualified under Section 401 of the Internal Revenue Code, and a related non-qualified restoration plan. In general, for employees who were at least 50 years old and had five years of Company qualifying employment on January 1, 1993 or who had ten years of Company qualifying employment as of that date, retirement benefits pursuant to the plans are calculated as a multiple of years of qualifying Company employment, times final qualifying average compensation, times a percentage (currently 1.5%), offset by certain amounts calculated with reference to Social Security entitlements. For other employees, retirement benefits under the plans are the aggregate amount of annual credits (calculated with reference to total annual compensation, with certain items excluded) plus interest credits thereon. The benefits payable to Leonard A. Lauder and Philip Shearer are calculated with reference to supplemental undertakings.

        Leonard A. Lauder has 48 years of qualifying Company employment and is retirement eligible. If he were to retire currently, his annual retirement benefits would be approximately $1.4 million. Pursuant to applicable law, now that Mr. Lauder is more than 70 1/2 years old, he is receiving partial distributions of this amount during his continued employment of approximately $0.2 million per annum. In addition, he is being paid approximately $2.0 million per year, pursuant to a deferred compensation arrangement in his current and former employment agreements. Payments under such arrangement commenced upon his 70th birthday in March 2003 and will continue until March 2013.

        William P. Lauder currently has 20 years of qualifying Company employment. If he retired at normal retirement age (i.e. 65) with 39 years of qualifying Company employment, his projected annual retirement benefit would be approximately $0.69 million payable during his lifetime.

        Mr. Brestle currently has 28 years of qualifying Company employment. If he retired at normal retirement age with 32 years of qualifying Company employment, his projected annual retirement benefit would be approximately $0.6 million payable during his lifetime.

        Mr. Bousquet-Chavanne currently has 17 years of qualifying Company employment. If he retired at normal retirement age with 34 years of qualifying Company employment, his projected annual retirement benefit would be approximately $0.47 million payable during his lifetime.

        Mr. Shearer currently has 5 years of qualifying Company employment. If he retired at normal retirement age with 16 years of qualifying Company employment, his projected annual retirement benefit would be approximately $0.82 million payable during his lifetime.

Employment Agreements

        Leonard A. Lauder.    Mr. Lauder's current employment agreement (the "LAL Agreement") provides for his employment as Chairman of the Board of the Company until such time as he resigns, retires or is terminated. In fiscal 2006, at the request of Mr. Lauder, his annual salary was reduced 20% to $1.44 million per year. Mr. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans, and has a supplemental pension arrangement discussed above. The Compensation Committee has granted to Mr. Lauder aggregate bonus opportunities for fiscal 2007 with a target payout of $1.8 million. Mr. Lauder may elect to defer a certain portion of his cash compensation and did defer a portion of his compensation in fiscal 2004, 2005 and 2006. Mr. Lauder is entitled to participate in the Fiscal 1999 Share Incentive Plan and Amended and Restated Fiscal 2002 Share Incentive Plan, but no grants have been made to him under either plan to date. If Mr. Lauder retires, the Company will continue to provide him with the office he currently occupies (or a comparable office if the Company relocates) and a full-time executive secretary for as long as he would like. The Company may terminate Mr. Lauder's employment at any time if he becomes "permanently disabled," in which event Mr. Lauder will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation at an annual rate equal to the average of the actual bonuses paid to him prior to such termination under the LAL Agreement (the "Leonard Lauder Bonus Compensation") and (iii) participate in the Company's benefit plans for two years. In the event of Mr. Lauder's death during the term of his employment, for a period of one-year from the date of Mr. Lauder's death, his beneficiary or legal representative will be entitled to receive Mr. Lauder's base salary and the Leonard Lauder Bonus Compensation. Mr. Lauder may terminate his employment at any time upon six months' written notice to the Company, in which event Mr. Lauder will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, the Company may terminate Mr. Lauder's employment for any reason upon 60 days' written notice. In the event of termination of his employment by the Company (other than for cause, disability or death) or a termination by Mr. Lauder for good reason after a change of control, (a) Mr. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive the Leonard Lauder Bonus Compensation and (iii) participate in the Company's benefit plans and (b) in the case of termination by the Company (other than for cause, disability or death), Mr. Lauder will not be subject to the non-competition covenant contained in the LAL Agreement. If Mr. Lauder receives any severance payments, then he is entitled to be reimbursed for any excise taxes that may be imposed on them. Upon termination for any reason, options previously granted to Mr. Lauder will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions.

        William P. Lauder.    Mr. Lauder's compensation in fiscal 2006 was paid pursuant to his employment agreement, which provides for his employment as President and Chief Executive Officer of the Company through June 30, 2007, unless earlier terminated. The agreement currently provides for a base salary of $1.5 million. Mr. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. The Compensation Committee has granted to Mr. Lauder aggregate bonus opportunities with a maximum payout of $2.0 million for fiscal 2005, 2006 and 2007. Mr. Lauder may elect to defer certain of his cash compensation and did defer a portion of his compensation in fiscal 2004, 2005 and 2006. During the term of his employment agreement, Mr. Lauder has been granted stock options in respect of 300,000 shares of Class A Common Stock with an exercise price of $43.10 per share, 150,000 shares of Class A Common Stock with an exercise price of $35.00 per share and 150,000 shares of Class A Common Stock with an exercise price of $39.56 per share. In fiscal 2006, Mr. Lauder was granted restricted stock units in respect of 28,993 shares of Class A Common Stock and performance share units with a target payout of 28,993 shares of Class A Common Stock. In fiscal 2007, Mr. Lauder was granted restricted stock units in respect of 27,471 shares of Class A Common Stock and performance share units with a target payout of 27,471 shares of Class A Common Stock. In addition, the Company has provided to Mr. Lauder additional executive term life insurance with annual premiums paid by the Company in the amount of $3,900, which amount is reimbursed by his life insurance trust to the Company. The Company may terminate Mr. Lauder's employment at any time if he becomes "permanently disabled," in which event Mr. Lauder will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive unpaid bonus compensation otherwise payable for the fiscal year in which such disability occurred pro-rated to the date of termination, and (iii) participate in the Company's benefit plans for such one-year period. In the event of Mr. Lauder's death during the term of his employment, his beneficiary or legal representative will be entitled to (i) receive for a period of one-year Mr. Lauder's base salary in effect at the time of death, (ii) receive bonus compensation otherwise payable in respect of the fiscal year prior to that in which he dies and a one-time payment equal to 50% of the average actual bonuses paid or payable during the contract term, and (iii) to receive any other amounts to which he otherwise would have been entitled prior to the date of his death. The Company may terminate his employment for any reason upon 180 days' written notice. In the event of the Company's termination of his employment (other than for cause, disability or death) or a termination by Mr. Lauder for an uncured "material breach" or for good reason after a change of control of the Company, (a) Mr. Lauder will be entitled to (i) receive for the WPL Post-Termination Period his base salary in effect at the time of termination, (ii) receive bonus compensation equal to 100% of the average of incentive compensation bonuses previously paid or payable to him during the contract term, and (iii) participate in the Company's benefit plans during the WPL Post-Termination Period and (b) in the case of termination by the Company (other than for cause, disability or death),

Mr. Lauder will not be subject to the non-competition covenant contained in his current employment agreement. Mr. Lauder may terminate his employment for any reason at any time upon six months' written notice to the Company, in which event the Company shall have no further obligations after termination other than to pay accrued benefits through the date of termination. If the Company does not renew the term of his employment, Mr. Lauder will be entitled to receive for two years his base salary and other benefits consistent with Company policy. In the event that Mr. Lauder's employment with the Company is terminated as a result of death or disability or by the Company without cause or his term of employment is not renewed, all stock options previously granted to Mr. Lauder will vest and become immediately exercisable for the one-year period from the date of such termination, subject to certain non-competition and good conduct provisions. "WPL Post-Termination Period" currently means two years from the date of termination. If Mr. Lauder receives any severance payments, then he is entitled to be reimbursed for any excise taxes that may be imposed on them.

        Daniel J. Brestle.    Mr. Brestle's compensation in fiscal 2006 was paid pursuant to his employment agreement which provides for his employment as Chief Operating Officer of the Company through June 30, 2007, unless earlier terminated. The agreement currently provides for an annual base salary of $1,250,000. Mr. Brestle is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. The Compensation Committee has granted to Mr. Brestle bonus opportunities with a target payout of $1.75 million for fiscal 2005, $1.9 million for fiscal 2006 and $2.0 million for fiscal 2007. Mr. Brestle may elect to defer certain of his cash compensation and did defer a portion of his compensation in fiscal 2006. During the term of his employment agreement, Mr. Brestle has been granted stock options in respect of 100,000 shares of Class A Common Stock with an exercise price of $43.10 per share, 100,000 shares of Class A Common Stock with an exercise price of $35.00 per share and 100,000 shares of Class A Common Stock with an exercise price of $39.56 per share. In fiscal 2006, Mr. Brestle was granted restricted stock units in respect of 19,329 shares of Class A Common Stock and performance share units with a target payout of 19,329 shares of Class A Common Stock. In fiscal 2007, Mr. Brestle was granted restricted stock units in respect of 18,314 shares of Class A Common Stock and performance share units with a target payout of 18,314 shares of Class A Common Stock. The Company provides to Mr. Brestle executive term life insurance with annual premiums paid by the Company in the amount of $65,900. Under his agreement, the Company may terminate Mr. Brestle's employment at any time if he becomes "permanently disabled," in which event Mr. Brestle will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive unpaid bonus compensation otherwise payable for the fiscal year in which such disability occurred pro-rated to the date of termination, and (iii) participate in the Company's benefit plans for such one-year period. In the event of Mr. Brestle's death during the term of his employment, his beneficiary or legal representative will be entitled to receive (i) for a period of one year Mr. Brestle's base salary in effect at the time of death and (ii) bonus compensation otherwise payable in respect of the fiscal year prior to that in which he dies and a one-time payment equal to 50% of the average actual bonuses paid or payable during the contract term. The Company may terminate his employment for any reason upon 180 days' written notice. In the event of the Company's termination of his employment (other than for cause, disability or death), (a) Mr. Brestle will be entitled to (i) receive for the Post-Termination Period (as defined below) his base salary in effect at the time of termination, (ii) receive bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to him during the contract term and (iii) participate in the Company's benefit plans during the Post-Termination Period and (b) in the case of termination by the Company (other than for cause, disability or death), Mr. Brestle will not be subject to the non-competition covenant contained in his current Agreement. If the Company does not renew the term of his employment, Mr. Brestle will be entitled to receive during the Post-Termination Period his base salary and certain other benefits consistent with the Company's policy. Mr. Brestle may terminate his employment at any time upon six months' written notice to the Company, in which event Mr. Brestle will be entitled to receive his base salary for one year following termination or such longer period which is consistent with Company policy for severance (which in no event will exceed two years). Upon termination for any reason, options previously granted to Mr. Brestle will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions. In the event that any termination payment received by Mr. Brestle would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of he Code, such payments will be reduced (but not below zero) until no portion of such payments would be subject to Excise Tax. "Post-Termination Period" means the longest from the date of termination of (a) one year and (b) a severance period consistent with Company policy (not to exceed two years).

        Patrick Bousquet-Chavanne.    Mr. Bousquet-Chavanne's compensation in fiscal 2006 was paid pursuant to his employment agreement which provides for his employment as Group President through June 30, 2007, unless earlier terminated. The agreement currently provides for an annual base salary of $1.0 million. Mr. Bousquet-Chavanne is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. The Compensation Committee has granted to Mr. Bousquet-Chavanne aggregate bonus opportunities with a target payout of $1.75 million for fiscal 2005, $1.9 million for fiscal 2006 and $2.0 million for fiscal 2007. Mr. Bousquet-Chavanne may elect to defer certain of his cash compensation. During the term of his employment agreement, Mr. Bousquet-Chavanne has been granted stock options in respect of 100,000 shares of Class A Common Stock with an exercise price of $43.10 per share, 50,000 shares of Class A Common Stock with an exercise price of $35.00 per share and 50,000 shares of Class A Common Stock with an exercise price of $39.56 per share. In fiscal 2006, Mr. Bousquet-Chavanne was granted restricted stock units in respect of 9,664 shares of Class A Common Stock and performance share units with a target payout of 9,664 shares of Class A Common Stock. In fiscal 2007, Mr. Bousquet-Chavanne was granted restricted stock units in respect of 9,157 shares of Class A Common Stock and performance share units with a target payout of 9,157 shares of Class A Common Stock. The Company provides to Mr. Bousquet-Chavanne executive term life insurance with annual premiums paid by the Company in the amount of $4,600. The Company may terminate Mr. Bousquet-Chavanne's employment at any time if he becomes "permanently disabled," in which event Mr. Bousquet-Chavanne will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive unpaid bonus compensation otherwise payable for the fiscal year in which such disability occurred pro-rated to the date of termination, and (iii) participate in the Company's benefit plans for such one -year period. In the event of Mr. Bousquet-Chavanne's death during the term of his employment, his beneficiary or legal representative will be entitled to receive (i) for a period of one year Mr. Bousquet-Chavanne's base salary in effect at the time of death and (ii) bonus compensation otherwise payable in respect of the fiscal year prior to that in which he dies and a one-time payment equal to 50% of the average actual bonuses paid or payable during the contract term. The Company may terminate his employment for any reason upon 180 days' written notice. In the event of the Company's termination of his employment (other than for cause, disability or death), (a) Mr. Bousquet-Chavanne will be entitled to (i) receive for two years from the date of termination (the "Post-Termination Period"), his base salary in effect at the time of termination, (ii) receive bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to him during the contract term and (iii) participate in the Company's benefit plans during the Post-Termination Period and (b) Mr. Bousquet-Chavanne will not be subject to the non-competition covenant contained in his current Agreement. If the Company does not renew the term of his employment, Mr. Bousquet-Chavanne will be entitled to receive during the Post-Termination Period his base salary and certain other benefits consistent with the

Company's policy. In the event that Mr. Bousquet-Chavanne's employment with the Company is terminated as a result of death or disability or by the Company without cause, or is not renewed, or all stock option awards previously made to the Mr. Bousquet-Chavanne will vest and become immediately exercisable for the one-year period from the date of such termination, subject to certain non-competition and good conduct provisions. In the event that any termination payment received by Mr. Bousquet-Chavanne would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code such payments will be reduced (but not below zero) until no portion of such payments would be subject to Excise Tax. Pursuant to his prior employment agreement, in 2001, the Company made a loan to Mr. Bousquet-Chavanne in the amount of $2.0 million. Interest on the loan was imputed as income to Mr. Bousquet-Chavanne and grossed-up for all applicable taxes. Pursuant to a separate agreement, the loan was forgiven in its entirety on June 30, 2006 with a gross-up for taxes in the amount of $1.77 million as of June 30, 2006.

        Philip Shearer.    Mr. Shearer's compensation in fiscal 2006 was paid pursuant to his employment agreement which provides for his employment as Group President through June 30, 2007, unless earlier terminated. The agreement currently provides for an annual base salary of $1.0 million. Mr. Shearer is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. In addition, the Company agreed to credit to a bookkeeping account in the name of Mr. Shearer an annual supplemental pension amount of $0.2 million on each January 1 during his term of employment in compensation for pension benefits forgone as a result of his resignation from his previous employer to accept employment with the Company. Such amounts are credited with interest as of each June 30 for the duration of this supplemental pension bookkeeping account, compounded annually, at a rate per annum equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event shall such rate exceed 9%. The Compensation Committee has granted to Mr. Shearer aggregate bonus opportunities with a target payout of $1.75 million for fiscal 2005, $1.9 million for fiscal 2006 and $2.0 million for fiscal 2007. Mr. Shearer may elect to defer certain of his cash compensation. During the term of his employment agreement, Mr. Shearer has been granted stock options in respect of 100,000 shares of Class A Common Stock with an exercise price of $43.10 per share, 50,000 shares of Class A Common Stock with an exercise price of $35.00 per share and 50,000 shares of Class A Common Stock with an exercise price of $39.56 per share. In fiscal 2006, Mr. Shearer was granted restricted stock units in respect of 9,664 shares of Class A Common Stock and performance share units with a target payout of 9,664 shares of Class A Common Stock. In fiscal 2007, Mr. Shearer was granted restricted stock units in respect of 9,157 shares of Class A Common Stock and performance share units with a target payout of 9,157 shares of Class A Common Stock. The Company has provided to Mr. Shearer additional executive term life insurance with annual premiums paid by the Company in the amount of $18,800. The Company may terminate Mr. Shearer's employment at any time if he becomes "permanently disabled," in which event Mr. Shearer will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive unpaid bonus compensation otherwise payable for the fiscal year in which such disability occurred pro-rated to the date of termination, and (iii) participate in the Company's benefit plans for such one-year period. In the event of Mr. Shearer's death during the term of his employment, his beneficiary or legal representative will be entitled to receive (i) for a period of one-year Mr. Shearer's base salary in effect at the time of death and (ii) bonus compensation otherwise payable in respect of the fiscal year prior to that in which he dies and a one-time payment equal to 50% of the average actual bonuses paid or payable during the contract term. The Company may terminate his employment for any reason upon 180 days' written notice. In the event of the Company's termination of his employment (other than for cause, disability or death), or for non-renewal, or if he terminates his employment with the Company for Good Cause (as defined in his employment agreement),

(a) Mr. Shearer will be entitled to (i) receive for the Post-Termination Period, his base salary in effect at the time of termination, (ii) receive bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to him during the contract term and (iii) participate in the Company's benefit plans during the Post-Termination Period and (b) Mr. Shearer will not be subject to the non-competition covenant contained in his current Agreement. In the event that Mr. Shearer's employment with the Company is terminated as a result of death or disability or by the Company without cause or by Mr. Shearer for Good Cause, all stock option awards previously made to Mr. Shearer will vest and become immediately exercisable for the one-year period from the date of such termination, subject to certain non-competition and good conduct provisions. In the event that any termination payment received by Mr. Shearer would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code such payments will be reduced (but not below zero) until no portion of such payments would be subject to Excise Tax.

        Each agreement described above provides that the Company may require the executive to defer certain amounts to be received by him to the extent such amounts may not be deductible by reason of Section 162(m) of the Internal Revenue Code. Each employment agreement also contains certain confidentiality and non-competition provisions.

Compensation Committee and Stock Plan Subcommittee Report

        The Company's executive compensation program is designed to attract and retain high quality senior executives, and to motivate them to achieve both short-term and long-term Company, divisional and individual goals. For fiscal 2006, compensation was paid primarily pursuant to employment agreements (for those executive officers that have such agreements), the share incentive plans (which provide for stock-based compensation) and the Executive Annual Incentive Plan (for cash bonuses).

        The Compensation Committee, consisting solely of outside directors, oversees and approves compensation arrangements for the executive officers of the Company (including the opportunities and bonuses paid under the Executive Annual Incentive Plan). The Stock Plan Subcommittee of the Compensation Committee administers the Company's share incentive plans.

        The Committee and the Subcommittee have engaged, at their own initiative, compensation consultants of their choice, to review the Company's executive compensation program as well as to assess the competitiveness of the Company's compensation program for the President and Chief Executive Officer and other executive officers. The Committee and Subcommittee receive information regarding each executive officer's total compensation, including deferred compensation balances and earnings, as well as potential payouts upon termination and other benefits.

        In setting compensation for the executive officers, the Committee considers comparative information available from other companies. The peer group used for compensation purposes differs from the Peer Group in the Performance Graph because the Committee believes that the compensation peer group better represents the market in which the Company competes for executive talent. The peer group for compensation purposes includes, among others, Alberto-Culver, Avon Products, Colgate-Palmolive, Limited Brands, Polo Ralph Lauren and Revlon. Based on surveys provided by the consultant, overall total compensation levels were positioned generally between the 50th and 75th percentiles of the peers. On average the Company's cash compensation is comparatively higher and its stock-based compensation is comparatively lower than the peers.

Salary and Bonuses

        The Compensation Committee believes that the level of responsibility undertaken by individual executives should be appropriately reflected in the establishment of base salary amounts. Additionally, the Committee considers internal pay equity and notes the long tenure of many of the most senior executive officers.

        The Committee believes that the performance-based bonus structure provided under the Company's Executive Annual Incentive Plan is of key importance. Accordingly, for executive officers in charge of sales divisions (i.e. the Group Presidents), a material portion of total bonus eligibility is tied to year-to-year achievements in financial and operational indicators, such as net sales and net operating profit measured at the divisional level. Their bonuses are also based on overall improvements to the Company's net earnings per common share and net sales. For executive officers in charge of corporate departments, bonuses are based in large part on improvements in the Company's net earnings per common share and net sales. For fiscal 2006, the Committee set performance targets based on business conditions and assumptions existing in September 2005, including opportunities for performance beyond the targets. Fiscal 2006 was a challenging year for the Company and certain of its sales divisions. Accordingly, in September 2006, the Committee approved an aggregate bonus payout to each executive officer that was less than his or her aggregate, pre-set target opportunities.

Stock-Based Compensation

        In fiscal 2006, the Stock Plan Subcommittee reduced the aggregate number of shares of Class A Common Stock underlying stock-based compensation granted to each executive officer. The Subcommittee reduced the number of shares underlying stock options by 50% and introduced two new elements of stock-based compensation—performance share units and restricted stock units—that together are designed to require less than half the shares of the options that they are replacing. Payout of the performance share units depends upon achievement of corporate-wide performance goals related to earnings per share and net sales growth, and will be paid out in shares of Class A Common Stock if the goals are achieved by the end of fiscal 2008. Similar grants of stock options, restricted stock units and performance share units with a three-year performance period were made in fiscal 2007. The size of each award reflected the recipient's position and anticipated level of future contribution. In certain cases, grants also were made to reward past performance.

        In September 2006, the Committee implemented stock ownership guidelines for executive officers. The guidelines generally provide that executive officers own directly or indirectly (excluding shares underlying unexercised stock options granted by the Company), shares of Class A Common Stock equal to: 2.5 times annual base salary for the Chief Executive Officer, 2 times annual base salary for the Chief Operating Officer, 1.5 times annual base salary for Group Presidents and 1 times annual base salary for all other Executive Officers. Current executive officers have until September 2011 to achieve the ownership levels. Lauder family members who are executive officers already own more shares than are required by the guidelines.

Compensation of the Chief Executive Officer

        In setting the compensation for William P. Lauder as President and Chief Executive Officer of the Company, the Committee considered his long tenure at the Company, his compensation in prior years and the compensation of Chief Executive Officers at the compensation peer group referred to above. For fiscal 2006, pursuant to his employment agreement, the amount of salary for Mr. Lauder was set at $1.5 million and the aggregate target bonus opportunities were set at $2.0 million. His option grant was in respect of 150,000 shares of Class A Common Stock at an exercise price of $35.00 and he received restricted stock units in respect of 28,993 shares of Class A Common Stock and performance share units with a target payout of 28,993 shares of Class A Common Stock. Combined, his compensation was set at the median for the compensation peer group. Mr. Lauder's bonus opportunities for fiscal 2006 were based on net sales growth (50%) and net earnings growth (50%). The Company had a challenging year in fiscal 2006. As such, performance was less than that required to achieve 100% of his target bonus opportunities. Accordingly, the aggregate payout in respect of fiscal 2006 was $1.521 million. The options granted to Mr. Lauder will provide value to him to the extent the price per share of the Company's Class A Common Stock exceeds the exercise price when the options are exercisable.

Limitations on Deductibility

        The Committee is aware of the limitations on deductibility for income tax purposes of certain compensation paid to its most highly compensated executive officers and considers the deduction limitation in determining compensation. While the Company's compensation program as it applied to such persons in fiscal 2006 was designed to take advantage of the "performance-based" exception to the deduction limitation, certain non-deductible compensation was authorized. Each employment agreement with the named executive officers provides that amounts payable pursuant thereto may be deferred to the extent such amounts would not be deductible.

The Compensation Committee	The Stock Plan Subcommittee

Richard D. Parsons, Chair Rose Marie Bravo Lynn Forester de Rothschild	Rose Marie Bravo Lynn Forester de Rothschild

Performance Graph

The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Class A Common Stock with the cumulative total return of the S&P 500 Index and a market weighted index of publicly traded peers. The returns are calculated by assuming an investment of $100 in the Class A Common Stock and in each index on June 30, 2001. The publicly traded companies included in the peer group are: Avon Products, Inc., Groupe Clarins S.A., L'Oreal S.A., LVMH Moet Hennessy Louis Vuitton S.A., The Procter & Gamble Company, Shiseido Company, Ltd. and Unilever N.A.

Source: Research Data Group

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item 2)

        The Audit Committee of the Board of Directors of the Company has appointed the firm of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending June 30, 2007, subject to ratification of this appointment by the stockholders of the Company. KPMG LLP was first appointed in April 2002. KPMG LLP audited the Company's financial statements as of, and for the year ended, June 30 of each year since the initial appointment. KPMG LLP also audited management's assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting as of June 30, 2006 and provided opinions thereon. KPMG LLP is considered by management of the Company to be well qualified. The firm has advised the Company that neither it nor any of its members has any direct or material indirect financial interest in the Company.

        For the fiscal years ended June 30, 2006 and 2005, the Company paid (or will pay) the following fees to KPMG LLP (and its affiliates) for services rendered during the year or for the audit in respect of those years:

Fee Type	Fiscal 2006	Fiscal 2005
	(in thousands)
Audit Fees(1)	$6,134	$6,833
Audit-Related Fees(2)	185	145
Tax Fees(3)	941	752
All Other Fees	—	—

Total	$7,260	$7,730

(1)
Fees paid for professional services rendered in connection with the audit of the annual financial statements, audit of management's assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting and related opinions, statutory audits of international subsidiaries and review of the quarterly financial statements for each fiscal year.

(2)
Represents fees paid for professional services rendered in connection with the audits of the Company's employee benefit plans, contractual audits, due diligence and post-acquisition audit work.

(3)
Represents fees paid for tax compliance, tax planning and related tax services. Fees associated with tax compliance services were $924 in fiscal 2006 and $746,000 in fiscal 2005.

        The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence. In 2002, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by KPMG LLP. The policy requires that all services KPMG LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Chair of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of KPMG provided such engagement will amount to fees of less than an aggregate of $50,000 per fiscal quarter and such engagement is reported to the Chair of the Committee and reported to and ratified by the Committee at its next meeting. All audit and non-audit services described herein were approved pursuant to this policy for fiscal 2006, and none of the services were approved by the Audit Committee pursuant to a waiver of pre-approval, as contemplated by Regulation S-X Rule 2-01(c)(7)(i)(C).

        One or more representatives of KPMG LLP will be present at the Annual Meeting of

Stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment.

        The Board recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending June 30, 2007. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

Proxy Procedure and Expenses of Solicitation

        The Company will hold the votes of all stockholders in confidence from the Company, its directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

        All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

        Solicitation may be undertaken by mail, telephone, electronic means and personal contact by directors, officers and employees of the Company without additional compensation.

Stockholder Proposals and Direct Nominations

        If a stockholder intends to present a proposal for action at the 2007 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company by June 1, 2007. Such proposal also must meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

        The Company's bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors, outside the process of Rule 14a-8. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the bylaws. If the chairman at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination.

        In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2007 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

        Proposals and nominations should be addressed to Sara E. Moss, Executive Vice President, General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

Other Information

        Management of the Company does not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.

                      SARA E. MOSS
                       Executive Vice President,
                      General Counsel and Secretary

                      New York, New York
                      September 29, 2006

The Annual Report to Stockholders of the Company for the fiscal year ended June 30, 2006, which includes financial statements, is being mailed to stockholders of the Company together with this Proxy Statement. The Annual Report does not form any part of the material for the solicitations of proxies.

THE ESTÉE LAUDER COMPANIES INC.

PROXY	CLASS A COMMON STOCK

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned, revoking all previous proxies, hereby constitutes and appoints William P. Lauder, Sara E. Moss and Richard W. Kunes, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on October 31, 2006, at Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù  FOLD AND DETACH HERE  Ù

NOTICE: IF YOU PLAN TO ATTEND THE 2006 ANNUAL MEETING,
PLEASE CHECK THE BOX ON THE PROXY CARD ABOVE.
AN ADMISSION TICKET WILL BE MAILED TO YOU.

NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET.

The Estée Lauder Companies Inc.
Annual Meeting of Stockholders
October 31, 2006, 10:00 a.m. (local time)

Jumeirah Essex House
Grand Salon
160 Central Park South
New York, New York

If you wish to access future Annual Reports and Proxy Statements electronically via the Internet and no longer receive the printed materials, please provide your consent with your proxy vote.

You may view the 2006 Annual Report and Proxy Statement at http://www.elcompanies.com.

This proxy when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors “FOR” all nominees in Item 1 and “FOR” Item 2.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

			FOR	AGAINST	ABSTAIN
Item 1—Election of five (5) Class I Directors: 01 Rose Marie Bravo, 02 Paul J. Fribourg, 03 Mellody Hobson, 04 Irvine O. Hockaday, Jr., 05 Barry S. Sternlicht		Item 2—Ratification of appointment of KPMG LLP as independent auditors for the 2007 fiscal year.	☐	☐	☐

FOR ALL NOMINEES	WITHHOLD AUTHORITY
with exceptions noted	FOR ALL NOMINEES
☐	☐

Withheld for the following only:
(Write the name(s) of the Nominee(s) in the space below)		Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at
www.melloninvestor.com/ISD secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.
				I plan to attend the Annual Meeting	☐

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Dated:	, 2006

SIGNATURE(S) OF STOCKHOLDER(S)

TITLE:

SIGNATURE(S) OF STOCKHOLDER(S)

TITLE:

Ù  FOLD AND DETACH HERE  Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/el Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.elcompanies.com

THE ESTÉE LAUDER COMPANIES INC.

PROXY	CLASS B COMMON STOCK

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned, revoking all previous proxies, hereby constitutes and appoints William P. Lauder, Sara E. Moss and Richard W. Kunes, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on October 31, 2006, at Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù  FOLD AND DETACH HERE  Ù

NOTICE: IF YOU PLAN TO ATTEND THE 2006 ANNUAL MEETING,
PLEASE CHECK THE BOX ON THE PROXY CARD ABOVE.
AN ADMISSION TICKET WILL BE MAILED TO YOU.

NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET.

The Estée Lauder Companies Inc.
Annual Meeting of Stockholders
October 31, 2006, 10:00 a.m. (local time)
Jumeirah Essex House
Grand Salon
160 Central Park South
New York, New York

If you wish to access future Annual Reports and Proxy Statements electronically via the Internet and no longer receive the printed materials, please provide your consent with your proxy vote.

You may view the 2006 Annual Report and Proxy Statement at http://www.elcompanies.com.

This proxy when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors “FOR” all nominees in Item 1 and “FOR” Item 2.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

			FOR	AGAINST	ABSTAIN
Item 1—Election of five (5) Class I Directors: 01 Rose Marie Bravo, 02 Paul J. Fribourg, 03 Mellody Hobson, 04 Irvine O. Hockaday, Jr., 05 Barry S. Sternlicht		Item 2—Ratification of appointment of KPMG LLP as independent auditors for the 2007 fiscal year.	☐	☐	☐

FOR ALL NOMINEES	WITHHOLD AUTHORITY
with exceptions noted	FOR ALL NOMINEES
☐	☐

Withheld for the following only:
(Write the name(s) of the Nominee(s) in the space below)		Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at
www.melloninvestor.com/ISD secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.
				I plan to attend the Annual Meeting	☐

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Dated:	, 2006

SIGNATURE(S) OF STOCKHOLDER(S)

TITLE:

SIGNATURE(S) OF STOCKHOLDER(S)

TITLE:

Ù  FOLD AND DETACH HERE  Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/el Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.elcompanies.com

QuickLinks

THE ESTÉE LAUDER COMPANIES INC. 767 Fifth Avenue New York, New York 10153 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 31, 2006
ELECTION OF DIRECTORS (Item 1)
Summary Compensation Table
Option Grants in Fiscal 2005
Aggregated Option Exercises in Fiscal 2006 and 2006 Fiscal Year-End Options
Long-Term Incentive Plans—Awards in Fiscal 2006
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (Item 2)